Exhibit 99.1

FOR IMMEDIATE RELEASE:

DATE: June 29, 2017

Media Relations
CONTACT: Christina Sutter
PHONE: 724-539-5708

Investor Relations
CONTACT: Kelly Boyer
PHONE: 412-248-8287

Kennametal Board Names Christopher Rossi Chief Executive Officer;
De Feo Appointed Executive Chairman

PITTSBURGH, Pa., June 29, 2017 - Kennametal Inc. (NYSE: KMT) announced today that its board of directors has appointed Christopher (Chris) Rossi as president and chief executive officer and has named him a director. Chris succeeds Ron De Feo whom the board has appointed executive chairman of the board. Both appointments are effective August 1, 2017.

“With more than 30 years of leadership experience, Chris has delivered sustainable results across a breadth of functions including operations, marketing and sales, R&D, product management, supply chain and technology innovation,” said Lawrence W. Stranghoener, Kennametal chairman of the board of directors. “We expect Chris will bring continuity to the transformation presently underway at the company while evolving a strategy and vision for the future that will continue to deliver results for our customers, team members and shareholders.”

“We want to thank Ron De Feo for the dramatic progress he has made to reposition Kennametal over the past 18 months,” Stranghoener continued. “Ron will work closely with Chris to ensure a smooth transition for all our stakeholders and we appreciate his continuing leadership.”

Kennametal Inc. l 600 Grant Street, Suite 5100 l Pittsburgh, PA 15219 l www.kennametal.com

Rossi previously served as the chief executive officer of Dresser-Rand at Siemens from September 2015 through May 2017. Prior to that, Rossi held numerous leadership positions at Dresser-Rand Group Inc., its affiliates and predecessor companies since he joined in 1987, including executive vice president of global operations, vice president of technology and business development and executive vice president of global aftermarket sales. Rossi holds a bachelor of science in mechanical engineering from Virginia Tech and an MBA in corporate finance and operations management from the University of Rochester’s Simon School of Business.

“I am excited to join a company with such well-respected brands and a legacy of continuous innovation and customer commitment,” commented Rossi. “I look forward to working together with the Kennametal team across the globe to continue building a strong future for the company, our customers, its shareholders and our communities.”

“We look forward to the perspective Chris’ experience will bring to lead Kennametal into the next chapter of its transformation,” commented Ron De Feo, current Kennametal president and CEO. “It has been my pleasure to lead the Kennametal team over the past 18 months and together we have made great strides in positioning the company for a successful future.”

At the forefront of advanced materials innovation for more than 75 years, Kennametal Inc. is a global industrial technology leader delivering productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every nearly 11,000 employees are helping customers in more than 60 countries stay competitive. Kennametal generated nearly $2.1 billion in revenues in fiscal 2016. Learn more at www.kennametal.com
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Kennametal Inc. l 600 Grant Street, Suite 5100 l Pittsburgh, PA 15219 l www.kennametal.com